Exhibit 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242
NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
2005 INCREASED SALES AND EARNINGS AND 2006 DIVIDEND

Eau Claire, Wisconsin (February 10, 2006) — National Presto Industries, Inc. (NYSE: NPK) announced today 2005 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on 2005 results, Maryjo Cohen, President, stated, “All three of our business segments – housewares/small appliances, defense, and absorbent products – contributed to the increase in sales revenues. Favorable operating results from the housewares/small appliances and defense segments were instrumental in the earnings growth. The absence of two items of a non-recurring nature that depressed 2004 earnings* served to further enhance the comparative annual earnings increase. Their impact, however, was more than offset by the loss from the absorbent products business resulting from a combination of expected inefficiencies incident to the installation and startup of new equipment and the sizable increases in the costs of raw materials. Increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve over the past several quarters, also had a favorable effect on earnings.”

Ms. Cohen further stated, “2005 was a particularly special year for us, as it marked our 100th year of business. We are delighted to end our first century so profitably. Looking ahead to 2006, the housewares/small appliance business faces cost increases, more retail consolidations, and related pricing constraints. The defense segment will be operating under the pressures incident to rapid growth, as it begins deliveries under its multi-million dollar 40mm systems program contract. It likewise is charged with the task of integrating its newly acquired cartridge case facility into its existing operations. As of year-end 2005, the physical installation of the absorbent product segment’s new, state of the art equipment was completed. Its challenge in 2006 is to achieve operating efficiencies with the equipment and to meet marketing objectives with the product produced in a milieu of rising costs and pricing constraints. The Company’s one hundred and first year thus promises to be a challenging, albeit potentially rewarding one, for each of the three business segments.”

The Board of Directors of National Presto Industries, Inc. announced today a regular dividend of $ .92 per share plus an extra of $1.20. The 2006 dividend is the most recent in an unbroken history of sixty-two years. The record date for the dividend will be February 22, 2006. The regular dividend and extra will be paid in full on March 10, 2006. The Board also advised that the Company’s 2006 annual meeting of stockholders will return to its usual date — the third Tuesday in May.

National Presto designs and markets small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces and sells medium caliber ammunition items and absorbent products. The Company is widely recognized as an innovator of new products.

	Year Ended December 31

	2005	2004

Net Sales	$184,565,000	$158,956,000
Net Earnings	$18,967,000	$15,441,000	*
Net Earnings Per Share	$2.78	$2.26	*
Weighted Shares Outstanding	6,827,000	6,823,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including its Form 10-Q for the quarterly period ended October 2, 2005.

* 2004 earnings were affected by two items of a non-recurring nature – after tax pension termination charge of $2,187,000 or $.32 per share offset in part by the positive impact from the reversal (net of tax) of a manufacturing LIFO reserve of $434,000 or $.06 per share.

**Trademark of National Presto Industries, Inc.